Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2009, relating to the consolidated financial statements and financial statement schedule II of Baker Hughes Incorporated, and the effectiveness of Baker Hughes Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Baker Hughes Incorporated for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Houston, Texas
May 7, 2009